CAMELOT CORPORATION




Number                                            CUSIP
                                             133220 30 9
common stock

This certifies that

is the owner of

FULLY PAID AND NONASSESSABLE SHARES OF THE COMMON STOCK
$0.01 Par value
per share of Camelot Corporation

transferable only on the books of the Corporation in person or by attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent.

Witness the facsimile seal of the corporation and facsimile signatures of dully authorized officers.

Dated:                                  Camelot Corporation


ATTEST                             By:

Secretary                          Chairman of the Board

Countersigned and Registered
Stock Transfer Company of America, Inc.
Transfer Agent
P.O. Box 796277                              And Registrar
Dallas, TX  75379


By:                                Authorized Signature